Exhibit 5.1

December 16, 2011

Regency Energy Partners LP	Locke Lord LLP
2001 Bryan Street, Suite 3700	600 Travis, Suite 2800
Dallas, Texas 75201	Houston, Texas 77002
Main Tel (713) 226-1200
Main Fax (713) 223-3717

Ladies and Gentlemen:

We have acted as counsel to Regency Energy Partners LP, a Delaware limited partnership (the “Partnership”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the offering and sale of up to 3,000,000 common units representing limited partner interests in the Partnership (the “Common Units”) issuable under the Regency Energy Partners LP 2011 Long-Term Incentive Plan (the “Plan”).

As the basis for the opinion hereinafter expressed, we examined such statutes, including the Delaware Revised Uniform Limited Partnership Act, the Delaware Limited Liability Act, corporate records and documents, certificates of corporate and public officials, and other instruments and documents as we have deemed necessary or advisable for the purposes of this opinion, including the Registration Statement on Form S-8 filed in connection with the registration of the Common Units. In such examination, we have assumed the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies.

Based on the foregoing and on such legal considerations as we deem relevant, we are of the opinion that:

1. The Partnership has been duly formed and is validly existing as a limited partnership under the Delaware Revised Uniform Limited Partnership Act.

2. The Common Units, when issued and delivered on behalf of the Partnership in accordance with the Plan, will be duly authorized, validly issued, fully paid and non-assessable (except as such non-assessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the Delaware Revised Uniform Limited Partnership Act).

The foregoing opinion is limited in all respects to the Delaware Revised Uniform Limited Partnership Act and the Delaware Limited Liability Company Act (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting these laws) and the federal laws of the United States of America, and we are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

This opinion is rendered on the date hereof, and we disclaim any duty to advise you regarding any changes in the matters addressed herein.

Very truly yours,

/s/ Locke Lord LLP
Locke Lord LLP